Filed Pursuant to Rule 433
Registration Statement No. 333-275898

Key Terms (Subject to Change):
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78015QJC6
Trade Date:	March 14, 2024
Issue Date:	March 19, 2024
Valuation Date:	March 16, 2026
Maturity Date:	March 19, 2026
Reference Stock:	The Boeing Company (“BA”)
Coupon Payment Dates:	Quarterly, beginning in June 2024
Coupon Rate:	9.00% per annum
Call Feature:	The Notes may be called at our discretion on any Coupon Payment Date beginning in March 2025 (other than the final Coupon Payment Date), if we send prior written notice.
Barrier Price:	61% of the Initial Stock Price
Payment at Maturity:
If the Notes are not previously called, we will pay you at maturity, in addition to the final Coupon payment, an amount based on the Final Stock Price:
For each $1,000 in principal amount:
•          If Final Stock Price is greater than or equal to the Barrier Price, $1,000.
•         If the Final Stock Price is less than the Barrier Price, you will receive the Physical Delivery Amount.

Physical Delivery Amount:	For each $1,000 principal amount, a number of shares of the Reference Stock equal to $1,000 divided by the Initial Stock Price.
Initial Stock Price:	The closing share price of the Reference Stock on the Trade Date.
Final Stock Price:	The closing share price of the Reference Stock on the Valuation Date.
Product Characteristics
•	The Notes will pay the fixed Coupon on each Coupon Payment Date, regardless of the performance of the Reference Stock.
•	We may call the Notes on any Coupon Payment Date beginning in March 2025 (other than the final Coupon Payment Date).
•	If the Final Stock Price is greater than or equal to the Barrier Price, the Notes will pay the principal amount plus the final Coupon.
•
If the Final Stock Price is less than the Barrier Price, you will receive a number of shares of the Reference Stock equal to the Physical Delivery Amount. You will also receive the final Coupon. The value of these shares is expected to be worth significantly less than the principal amount. You could lose your entire investment.

Hypothetical Scenario Analysis
COUPON PAYMENTS

In addition, on each Coupon Payment Date (other than the final Coupon Payment Date), beginning in March 2025, we will have the option to call the Notes.
DETERMINING PAYMENT AT MATURITY
You will receive the Physical Delivery Amount (or under the circumstances described in the preliminary terms supplement, a cash payment).You will also receive the final Coupon payment.
Investors could lose some or all of their investment at maturity if there has been a decline in the price of the Reference Stock.
Key Product Risks
•
This investment may result in a loss of up to 100% of principal. If the Notes are not called and the Final Stock Price is less than the Barrier Price, you will receive shares of the Reference Stock, which we expect to be worth substantially less than the amount you paid for the Notes.

•	The return potential of the Notes is limited to the Coupons, and you will not participate in any appreciation in the price of the Reference Stock, which may be significant.
•	We may call the Notes prior to maturity.
•
Although the return on the Notes at maturity will be based on the performance of the Reference Stock, the payment of all amounts due on the Notes is subject to RBC’s credit risk. Investors are dependent on RBC’s ability to pay all amounts due on the Notes.

•	Please see next page for additional risks.

Product Risks
•	You May Lose All or a Portion of the Principal Amount at Maturity.
•	The Notes Are Subject to an Early Call.
•	The Call Feature and the Fixed Coupon Feature Limit Your Potential Return.
•	Your Return on the Notes May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities May Create Conflicts of Interest.
•	Owning the Notes Is Not the Same as Owning the Reference Stock.
•	You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stock.
•	There Is No Affiliation Between the Reference Stock Issuer and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Reference Stock Issuer.
•	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.
The risks set forth in this document are only intended as summaries of some of the risks relating to an investment in the Notes. Prior to investing in the Notes, you should, in particular, review the “Product Risks” above, the “Selected Risk Considerations” section in the terms supplement and the “Risk Factors” section of the product prospectus supplement, which set forth additional risks relating to an investment in the Notes.  This document is only intended to be read together with the preliminary terms supplement and related documents, which may be accessed here.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.